EXHIBIT 99.1

News Release

Contact:	Tom Lampen, ChoiceOne Bank (616) 887-2337 tlampen@choiceone.com

ChoiceOne Financial Announces Record Earnings For Second Quarter 2013

Sparta, Michigan – July 26, 2013 – ChoiceOne Financial Services, Inc. (OTCBB:COFS), parent company for ChoiceOne Bank, reported net income of $1,312,000 for the second quarter of 2013 compared to $1,021,000 in the same period in 2012. Earnings per share were $0.40 for the second quarter of 2013 compared to $0.31 for the second quarter in the prior year. Net income for the first six months of 2013 was $2,547,000 or $0.77 per share, compared to $2,036,000 or $0.62 per share in the first half of 2012.

“I am very pleased to report our earnings for this quarter,” said James Bosserd, President and Chief Executive Officer of ChoiceOne Financial Services, Inc. “ChoiceOne experienced record earnings for both the second quarter and first six months of 2013. Our loan portfolio experienced continued growth during the quarter along with our residential mortgage loan activity which continued to reflect the impact of low rates and the reported housing recovery. Our total assets declined during the quarter due to a reduction in our total deposits. As a local community bank, we continued to help local borrowers refinance their mortgages to reduce their monthly payment or purchase a new home. Our local deposits help to fund loan growth and investments in our communities.”

The increases in net income in both the second quarter and first six months of 2013 compared to the same periods in 2012 were due to higher net interest income and a lower provision for loan losses, which was partially offset by higher noninterest expense.

Net interest income increased $158,000 in the second quarter of 2013 and $166,000 in the first six months of 2013 compared to the same periods in 2012. Average earning assets increased $4.9 million in the first half of 2013 compared to the same period in 2012. The average balance of loans increased $1.7 million as average residential mortgage loans were $2.0 million higher in the first half of 2013 than in the same period in 2012. The average balance of securities was $8.9 million higher as securities were purchased during 2012 to provide growth in earning assets. ChoiceOne’s net interest spread increased 10 basis points in the first six months of 2013 compared to the same period in 2012. The interest spread increase was caused by reductions in rates paid on funding sources that were greater than reductions in rates earned on loans and investment securities.

The provision for loan losses was $0 in the second quarter and $300,000 in the first six months of 2013, compared to $650,000 and $1,475,000, respectively, in the same periods in 2012. The lower provision in the second quarter and first half of 2013 was due to lower net charge-offs experienced in 2013 than in the same periods in the prior year. Net charge-offs were $17,000 in the second quarter of 2013 and $288,000 in the first half of 2013, compared to $377,000 and $1,079,000, respectively, in the same periods in the prior year. ChoiceOne’s allowance for loan losses was 1.86% of total loans as of June 30, 2013, compared to 1.88% as of both March 31, 2013 and December 31, 2012. Total nonperforming loans were $6.2 million as of June 30, 2013, compared to $6.9 million as of March 31, 2013, and $6.8 million as of December 31, 2012. Nonperforming loans included $4.7 million of loans classified as troubled debt restructurings as of June 30, 2013, of which $3.9 million were current as to payments and performing according to their new terms.

Noninterest income was $20,000 lower in the second quarter of 2013 and $17,000 lower in the first six months of 2013 than in the same periods in 2012. Customer service charges increased $128,000 and $186,000 in the second quarter and first six months of 2013, respectively, compared to the same periods in the prior year as a result of growth in overdraft and debit card fee income. Gains on sales of loans grew $95,000 in the second quarter and $214,000 in the first half of 2013 compared to the same periods in 2012 as mortgage refinancing activity continued to be stimulated by low interest rates for long-term fixed rate mortgage loans. An increase in rates late in the second quarter of 2013 caused mortgage originations to adjust to market movements and may cause gains on sales of loans to be lower in the second half of 2013. Gains on sales of securities declined $64,000 in the second quarter and $210,000 in the first six months of 2013 compared to the same periods in 2012 due to a lower level of sales activity and rising rates, which eliminated some of the potential for gains. Net losses on sales of other assets increased $164,000 in the second quarter and $61,000 in the first half of 2013 compared to the same periods in the prior year as a result of more write-downs of foreclosed properties. Other noninterest income was lower in the first six months of 2013 compared to the first half of 2012 due to a death benefit received on bank-owned life insurance in the first quarter of 2012.

Noninterest expense increased $331,000 in the second quarter of 2013 and $478,000 in the first six months of 2013 compared to the same periods in 2012. Salaries and benefits expense grew $152,000 in the second quarter and $299,000 in the first half of 2013 compared to the same periods in 2012. The increase was a result of higher costs associated with salaries, incentive bonus accruals, and health insurance. Data processing expense increased $79,000 in the second quarter of 2013 and $137,000 in the first six months of 2013 compared to the same periods in the prior year due to increased operational costs associated with ATM and electronic banking expenses.

Total assets decreased $10.6 million in the second quarter of 2013 and have grown $3.2 million in the twelve months ended June 30, 2013. Cash and cash equivalents decreased $7.4 million in the second quarter of 2013 and $9.7 million in the last twelve months due to the timing of loan and deposit growth. Securities declined $2.5 million in the second quarter of 2013 and grew $1.6 million in the last twelve months as loan growth used available funds from securities maturities and deposit growth. Net loans grew $2.7 million in the second quarter of 2013 and $10.8 million in the twelve months ended June 30, 2013. The increase in net loans in the second quarter of 2013 resulted from commercial loan growth of $2.8 million. Total deposits declined $21.2 million in the second quarter of 2013 and have increased $1.7 million in the last twelve months. The decrease in total deposits in the second quarter of 2013 is consistent with seasonal decreases that have occurred in the same quarter in prior years. Noninterest-bearing demand deposits increased $1.5 million in the second quarter of 2013 while interest-bearing deposits experienced a decrease of $22.7 million.

ChoiceOne Financial Services, Inc. is a financial holding company headquartered in Sparta, Michigan and the parent corporation of ChoiceOne Bank. ChoiceOne Bank operates twelve full service offices in parts of Kent, Ottawa, Muskegon, and Newaygo Counties. ChoiceOne Bank offers insurance and investment products through its subsidiary, ChoiceOne Insurance Agencies, Inc. ChoiceOne Financial Services, Inc. common stock is quoted on the OTCBB under the symbol “COFS.” For more information, please visit Investor Relations at ChoiceOne’s website at www.choiceone.com.

Condensed Balance Sheets
(Unaudited)

(In Thousands)	6/30/2013	3/31/2013	12/31/2012	6/30/2012
Cash and Cash Equivalents	$10,341	$17,746	$19,034	$20,084
Securities	134,933	137,439	138,242	133,322
Loans Held For Sale	1,529	3,403	1,874	1,013
Loans, Net of Allowance For Loan Losses	309,971	307,235	305,616	299,216
Premises and Equipment	12,294	12,253	12,121	11,775
Cash Surrender Value of Life Insurance Policies	10,120	10,045	9,970	9,813
Goodwill and Other Intangible Assets	15,227	15,340	15,452	15,676
Other Assets	5,339	6,928	6,604	5,674

Total Assets	$499,754	$510,389	$508,913	$496,573

Noninterest-bearing Deposits	$97,066	$95,618	$101,861	$85,113
Interest-bearing Demand Deposits	126,576	138,562	127,375	133,758
Savings Deposits	66,547	68,241	63,406	50,107
Local Certificates of Deposit	114,249	121,755	130,057	130,216
Nonlocal Certificates of Deposit	—	1,500	1,500	3,548
Borrowings	31,577	18,766	19,992	30,096
Other Liabilities	3,153	4,521	4,216	4,353

Total Liabilities	439,168	448,963	448,407	437,191

Shareholders’ Equity	60,586	61,426	60,506	59,382

Total Liabilities and Shareholders’ Equity	$499,754	$510,389	$508,913	$496,573

Condensed Statements of Income
(Unaudited)

	Quarter Ended		Six Months Ended
(In Thousands, Except Per Share Data)	6/30/2013	6/30/2012	6/30/2013	6/30/2012
Interest Income
Loans, including fees	$4,004	$4,165	$8,008	$8,511
Securities	801	833	1,610	1,657
Other	2	6	5	11
Total Interest Income	4,807	5,004	9,623	10,179

Interest Expense
Deposits	338	532	714	1,144
Borrowings	21	182	34	326
Total Interest Expense	359	714	748	1,470

Net Interest Income	4,448	4,290	8,875	8,709
Provision for Loan Losses	—	650	300	1,475
Net Interest Income After Provision
for Loan Losses	4,448	3,640	8,575	7,234

Noninterest Income
Customer service charges	934	806	1,772	1,586
Gains on sales of loans	481	386	974	760
Gains on sales of securities	53	117	76	286
Losses on sales of other assets	(231)	(67)	(300)	(239)
Other income	456	471	867	1,013
Total Noninterest Income	1,693	1,713	3,389	3,406

Noninterest Expense
Salaries and benefits	2,101	1,949	4,117	3,818
Occupancy and equipment	592	545	1,162	1,137
Data processing	513	434	1,013	876
FDIC insurance	84	105	179	210
Other expense	1,052	978	2,033	1,985
Total Noninterest Expense	4,342	4,011	8,504	8,026

Income Before Income Tax	1,799	1,342	3,460	2,614
Income Taxes	487	321	913	578

Net Income	$1,312	$1,021	$2,547	$2,036

Basic Earnings Per Share	$0.40	$0.31	$0.77	$0.62
Diluted Earnings Per Share	$0.40	$0.31	$0.77	$0.62

Performance Ratios
Return on Average Assets (Annualized)			1.02%	0.82%
Return on Average Equity (Annualized)			8.31%	6.94%
Net Interest Margin (Tax Equivalent) (1)			4.02%	3.92%
Efficiency Ratio			69.8%	67.9%
Net Loan Charge-offs			$288	$1,079
Net Loan Charge-offs as Percentage of
Average Loans (Annualized)			0.18%	0.70%

(1)    The presentation of net interest margin on a tax-equivalent basis is not in accordance with generally accepted accounting principles (“GAAP”), but is customary in the banking industry. This non-GAAP measure ensures comparability of net interest margin arising from both taxable and tax-exempt loans and investment securities. The tax-equivalent adjustment uses an incremental tax rate of 34%.

Forward-Looking Statements
This press release contains forward-looking statements. Words such as “anticipates,” “believes,” “estimates,” “expects,” “forecasts,” “intends,” “is likely,” “plans,” “predicts,” “projects,” “may,” “could,” variations of such words and similar expressions are intended to identify such forward-looking statements. Management’s determination of the provision and allowance for loan losses, the carrying value of goodwill and loan servicing rights, and the fair value of investment securities (including whether any impairment on any investment security is temporary or other than temporary) and management’s assumptions concerning pension and other postretirement benefit plans involve judgments that are inherently forward-looking. Statements regarding future gains on sales of loans are forward-looking. These statements reflect management’s current beliefs as to the expected outcomes of future events and are not guarantees of future performance. These statements involve certain risks, uncertainties and assumptions (“risk factors”) that are difficult to predict with regard to timing, extent, likelihood and degree of occurrence. Therefore, actual results and outcomes may materially differ from what may be expressed, implied or forecasted in such forward-looking statements. Furthermore, ChoiceOne undertakes no obligation to update, amend, or clarify forward-looking statements, whether as a result of new information, future events, or otherwise.

Risk factors include, but are not limited to, the risk factors described in Item 1A in ChoiceOne Financial Services, Inc.’s Annual Report on Form 10-K for the year ended December 31, 2012; changes in interest rates and interest rate relationships; demand for products and services; the degree of competition by traditional and non-traditional competitors; changes in banking laws and regulations; changes in tax laws; changes in prices, levies and assessments; the impact of technological advances; governmental and regulatory policy changes; the outcomes of pending and future litigation and contingencies; trends in customer behavior as well as their abilities to repay loans; changes in the local and national economies; changes in market conditions; the level and timing of asset growth; various other local and global uncertainties such as acts of terrorism and military actions; and current uncertainties and fluctuations in the financial markets and stocks of financial services providers due to concerns about capital levels and credit availability and concerns about the Michigan economy in particular. These are representative of the risk factors that could cause a difference between an ultimate actual outcome and a preceding forward-looking statement.

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EDITORS NOTE: Media interviews with ChoiceOne Bank executives are available by calling Tom Lampen at (616) 887-2337 or tlampen@choiceone.com. Electronic versions of bank official headshots are also available.